Exhibit 99.1

IMMEDIATE RELEASE

September 8, 2011

UNITED NATURAL FOODS, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR FISCAL 2011 RESULTS

FISCAL 2011 NET SALES INCREASED 20.6% OVER FISCAL 2010 TO $4.5 BILLION

Financial Highlights

•                  Fiscal 2011 fourth quarter net sales increased 17.2% over the comparable fiscal 2010 quarter to $1.16 billion

•                  Fiscal 2011 operating income increased 12.9% over fiscal 2010, or 18.4% excluding restructuring expenses

•                  Fiscal 2011 earnings per diluted share of $1.60 per diluted share, or $1.68 excluding restructuring expenses

Providence, Rhode Island — September 8, 2011 — United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today reported that net sales for the fourth quarter of fiscal 2011 ended July 30, 2011 totaled $1.16 billion, an increase of 17.2%, or $170.2 million, over net sales of $988.5 million for the comparable quarter in fiscal 2010. Net income for the fourth quarter of fiscal 2011 decreased by $0.5 million, or 2.6%, to $17.2 million, from $17.6 million for the comparable quarter in fiscal 2010, primarily due to pre-tax expenses of $6.3 million recognized in connection with the previously announced restructuring of the Company’s UNFI Specialty Distribution Services division (“UNFI Specialty”), including the $5.8 million non-cash impairment charge related to the Company’s Harrison, Arkansas facility and other expenses incurred in connection with the divestiture of the Company’s general merchandise and conventional non-food lines of business (collectively the “restructuring expenses”).  Earnings per diluted share for the fourth quarter of fiscal 2011 were $0.35, inclusive of the restructuring expenses.  Excluding the restructuring expenses, earnings per diluted share for the fourth quarter of fiscal 2011 were $0.43, which represents an increase of 7.5% from $0.40 per diluted share for the fourth quarter of fiscal 2010.  Earnings per diluted share in the fourth quarter of fiscal 2011 also included the additional dilutive effect of the Company’s common stock offering completed in the first quarter of fiscal 2011.

Gross margin was 18.6% for the fourth quarter of fiscal 2011, which represents a 43 basis point improvement sequentially from the gross margin of 18.2% for the third quarter of fiscal 2011. The higher gross margin compared to the prior sequential quarter was due to purchasing and logistics efficiencies, and higher fuel surcharge revenues.  Gross margin for the fourth quarter of fiscal 2011 was consistent with the prior year quarter, which was primarily the result of the higher fuel surcharge revenues in the current year quarter, partially offset by the continued shift in the Company’s customer mix.

Operating expenses as a percentage of net sales increased to 16.0% for the fiscal 2011 fourth quarter, primarily as a result of the $6.3 million of pre-tax restructuring expenses recognized during the quarter.  Excluding the restructuring expenses, operating expenses were 15.5% of net sales, a decrease of 38 basis points compared to the fiscal 2010 fourth quarter.  Operating income as a percentage of net sales was 2.5% for the fiscal 2011 fourth quarter, compared to 2.7% of net sales in the prior year comparable quarter.  Excluding the restructuring expenses, operating income as a percentage of net sales was 3.1% for the fourth quarter of fiscal 2011, and increase of 42 basis points compared to the fiscal 2010 fourth quarter.

The following table details the amounts and effect of the restructuring expenses and the reconciliation of net income, excluding the restructuring expenses (Non-GAAP basis), to net income, including the restructuring expenses (GAAP basis) for the quarter ended July 30, 2011:

Quarter Ended July 30, 2011

(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding restructuring expenses:	$34,534	$20,851	$0.43

Special items — Income/(Expense):
Restructuring expenses related to divestiture, including impairment of long-lived assets	(6,270)	(3,673)	(0.08)

Income, including restructuring expenses:	$28,264	$17,178	$0.35

All Non-GAAP numbers have been adjusted to exclude the restructuring expenses.  A description of the Company’s use of Non-GAAP information is provided under “Non-GAAP Financial Measures” below.

Fiscal 2011 Summary

Net sales for fiscal 2011 totaled $4.53 billion, a 20.6% increase over the prior fiscal year.  As a result of the continued shift in customer mix, gross margin was 34 basis points lower than the comparable prior year period, at 18.2% of net sales for fiscal 2011.  Gross margin was also negatively impacted during the year by start up costs related to inventory issues and incremental freight and service costs incurred during the first half of fiscal 2011 in connection with the initial period of operations of the Company’s new Lancaster, Texas distribution facility, which costs were partially offset by higher fuel surcharge revenue.  Total operating expenses as a percentage of net sales for fiscal 2011 were 15.3%, compared to 15.5% for the prior fiscal year.  Excluding the restructuring expenses, total operating expenses were 15.2% of net sales for fiscal 2011, 28 basis points lower than the prior fiscal year.  Operating income increased $14.8 million, or 12.9%, over fiscal 2010 to $129.7 million, resulting in an operating margin of 2.9%.  Excluding the restructuring expenses, operating income increased $21.0 million, or 18.3% over fiscal 2010 to $136.0 million, resulting in an operating margin of 3.0% as a percentage of net sales.  Diluted earnings per share were $1.60 for fiscal 2011, a 1.9% increase over fiscal 2010.  Excluding the restructuring expenses, earnings per diluted share were $1.68, a 7.0% increase over fiscal 2010.  Earnings per diluted share for fiscal 2011 also included the additional dilutive effect of the Company’s common stock offering completed in the first quarter of fiscal 2011.

“Fiscal 2011 was a transitional year for UNFI, as we generated over 20% sales growth, and record net income,” commented Steven Spinner, President and Chief Executive Officer. “As we look forward to fiscal 2012, we plan to continue the roll-out of our new warehouse management system, while focusing on increasing service levels and operational productivity.”

The following table details the amounts and effect of restructuring expenses and the reconciliation of net income, excluding restructuring expenses (Non-GAAP basis), to net income, including restructuring expenses (GAAP basis) for the year ended July 30, 2011:

Year Ended July 30, 2011

(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding restructuring expenses:	$132,705	$80,346	$1.68

Special items — Income/(Expense):
Restructuring expenses related to divestiture, including impairment of long-lived assets	(6,270)	(3,673)	(0.08)

Income, including restructuring expenses:	$126,435	$76,673	$1.60

All Non-GAAP numbers have been adjusted to exclude the restructuring expenses.  A description of the Company’s use of Non-GAAP information is provided under “Non-GAAP Financial Measures” below.

Introduction of Fiscal 2012 Guidance

The Company also has provided its financial outlook for fiscal 2012, ending July 28, 2012.

For fiscal 2012, the Company expects net sales in the range of approximately $5.0 to $5.1 billion, an increase of approximately 10.4% to 12.6% over fiscal 2011.

The Company expects GAAP earnings per diluted share for fiscal 2012 in the range of approximately $1.75 to $1.87 per share, an increase of approximately 9.4% to 16.9% over fiscal 2011 GAAP earnings per diluted share of $1.60. The Company expects to incur approximately $4.5 million to $6.2 million in additional expenses associated with its previously announced restructuring of UNFI Specialty and start-up expenses associated with on-boarding the Company’s recently announced new national customer  during fiscal 2012. Excluding the impact of the aforementioned expenses, the Company expects earnings per diluted share for fiscal 2012 in the range of approximately $1.83 to $1.93 per share, an increase of approximately 8.9% to 14.9% over fiscal 2011 earnings per diluted share of $1.68 excluding expenses associated with the restructuring of the UNFI Specialty division.

The Company expects GAAP earnings per diluted share for its first quarter of fiscal 2012 ended October 29, 2011 to be in the range of $0.33 to $0.36 per share.  Excluding the portion of the aforementioned expenses that occur in the first quarter of fiscal 2012 ending October 29, 2011, the Company expects earnings per diluted share to be in the range of $0.39 to $0.41 per share.

Capital expenditures are expected to be in the range of approximately 1% of revenues, or approximately $47 million to $52 million during fiscal 2012.

The following tables detail the amounts and effect of the expected remaining restructuring expenses related to the restructuring of UNFI Specialty and expected start-up costs related to the Company’s initiation of distribution to a recently announced new national customer, and the reconciliation of the Company’s expected range of income and earnings per diluted share, excluding these expenses (Non-GAAP basis), to the Company’s expected range of income and earnings per diluted share, including these expenses (GAAP basis) for the fiscal year ending July 28, 2012 and fiscal quarter ending October 29, 2011, respectively:

Year Ended July 28, 2012

	Low Range			High range
(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share	Pretax Income	Net of Tax	Per diluted share

Income, excluding special items:	$148,753	$89,996	$1.83	$156,882	$94,914	$1.93

Special items — Income/(Expense):
Expenses related to restructuring of UNFI Specialty and start-up costs associated with on-boarding a new national customer (included in total operating expenses)	(6,150)	(3,721)	(0.08)	(4,500)	(2,723)	(0.06)

Income, including special items:	$142,603	$86,275	$1.75	$152,382	$92,191	$1.87

Quarter Ended October 29, 2011

	Low Range				High range
(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share		Pretax Income	Net of Tax	Per diluted share

Income, excluding special items:	$31,934	$19,320	$0.39		$32,857	$19,879	$0.41

Special items — Income/(Expense):
Expenses related to restructuring of UNFI Specialty and start-up costs associated with on-boarding a new national customer (included in total operating expenses)	(5,450)	(3,297)	(0.07)		(3,700)	(2,239)	(0.05)

Income, including special items:	$26,484	$16,023	$0.33	*	$29,157	$17,640	$0.36

*Total reflects rounding

Conference Call & Webcast

The Company’s fourth quarter 2011 conference call and audio webcast will be held at 10:00 a.m. ET on September 8, 2011.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 — 2010 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 27, 2010 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on its principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company’s ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on these sales; the Company’s ability to successfully initiate distribution to its recently announced new national customer ; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution facilities; increased fuel costs; the Company’s ability to successfully consummate its pending divestiture of its non-foods and general merchandise lines of business within the expected timeframe and cost estimates currently contemplated; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the Company’s ability to successfully deploy its operational initiatives in the Canadian market; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures:  To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and earnings per diluted share) which, in each case exclude expenses and impairment costs associated with the pending restructuring of UNFI Specialty.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and earnings per diluted share for the fourth quarter of fiscal 2011 and full year fiscal 2011 excluding expenses related to the Company’s pending restructuring of UNFI Specialty, including the impairment of a facility, facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2011 fiscal year versus the comparable periods in the 2010 fiscal year and to internally prepared projections. The Company has also included in this press release a range of certain projected financial results on a GAAP basis and on a non-GAAP basis, including operating income, net income and earnings per diluted share for the first quarter of fiscal 2012 and the full year of fiscal 2012.  This range of certain projected financial results excludes the range of expenses that the Company currently expects to incur in connection with the completion of the restructuring of UNFI Specialty and the range of start-up expenses that the Company currently expects to incur in connection with its initiation of distribution to its recently announced new national customer.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended		Fiscal year ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net sales	$1,158,616	$988,460	$4,530,015	$3,757,139
Cost of sales	943,314	805,143	3,705,205	3,060,208

Gross profit	215,302	183,317	824,810	696,931

Operating expenses	179,655	157,053	688,859	582,029
Restructuring and asset impairment	6,270	—	6,270	—
Total operating expenses	185,925	157,053	695,129	582,029

Operating income	29,377	26,264	129,681	114,902

Other expense (income):
Interest expense	1,170	1,416	5,000	5,845
Interest income	(211)	(48)	(1,226)	(247)
Other, net	154	(2,639)	(528)	(2,698)
Total other (income) expense	1,113	(1,271)	3,246	2,900

Income before income taxes	28,264	27,535	126,435	112,002

Provision for income taxes	11,086	9,895	49,762	43,681

Net income	$17,178	17,640	$76,673	$68,321

Basic per share data:
Net income	$0.35	$0.41	$1.62	$1.58

Weighted average basic shares of common stock	48,484	43,483	47,459	43,184

Diluted per share data:
Net income	$0.35	$0.40	$1.60	$1.57

Weighted average diluted shares of common stock	48,888	43,813	47,815	43,425

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	July 30, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$16,867	$13,802
Accounts receivable, net	257,482	217,097
Notes receivable, trade, net	2,826	3,111
Inventories	514,506	439,702
Prepaid expenses and other current assets	30,788	21,793
Deferred income taxes	22,023	20,560
Total current assets	844,492	716,065

Property and equipment, net	285,151	279,255

Other assets:
Goodwill	191,943	186,925
Intangible assets, net	58,336	50,201
Notes receivable, trade, net	2,148	235
Other	18,918	18,118
Total assets	$1,400,988	$1,250,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$217,074	$201,685
Notes payable	115,000	242,570
Accrued expenses and other current liabilities	83,901	72,587
Current portion of long-term debt	47,447	5,033
Total current liabilities	463,422	521,875

Long-term debt, excluding current portion	986	48,433
Deferred income taxes	38,551	20,598
Other long-term liabilities	28,362	29,446
Total liabilities	531,321	620,352

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 48,520 issued and 48,493 outstanding shares at July 30, 2011; 43,558 issued and 43,531 outstanding shares at July 31, 2010	485	435
Additional paid-in capital	345,036	188,727
Treasury stock	(708)	(708)
Unallocated shares of Employee Stock Ownership Plan	(542)	(713)
Accumulated other comprehensive income (loss)	4,862	(1,155)
Retained earnings	520,534	443,861
Total stockholders’ equity	869,667	630,447

Total liabilities and stockholders’ equity	$1,400,988	$1,250,799

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Year ended
	July 30, 2011	July 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,673	$68,321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,296	27,483
Share-based compensation	9,159	8,057
Excess tax benefits from share-based payment arrangements	(1,545)	(1,822)
Unrealized loss (gain) on foreign exchange	318	(61)
Realized gain on hedge related to Canadian acquisition	—	(2,814)
Impairment on long-term assets	5,790	—
Impairment on indefinite lived intangibles	200	—
Deferred income tax expense	15,520	5,061
Provision for doubtful accounts	635	1,149
(Gain) loss on disposals of property and equipment	(42)	229
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(39,791)	(21,599)
Inventories	(66,283)	(55,803)
Prepaid expenses and other assets	(10,820)	(4,444)
Notes receivable, trade	(1,463)	1,160
Accounts payable	9,583	23,796
Accrued expenses and other liabilities	16,614	17,419
Net cash provided by operating activities	49,844	66,132

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40,778)	(55,109)
Proceeds from disposals of property and equipment	96	180
Purchases of acquired businesses, net of cash acquired	(22,061)	(66,556)
Cash proceeds from hedge related to Canadian acquisition	—	2,814
Net cash used in investing activities	(62,743)	(118,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	138,301	—
Net (repayments) borrowings under notes payable	(127,570)	42,570
Increase in bank overdraft	1,739	9,982
Proceeds from exercise of stock options	10,162	8,481
Payment of employee restricted stock tax withholdings	(2,808)	(1,338)
Repayments of long-term debt	(5,033)	(5,412)
Excess tax benefits from share-based payment arrangements	1,545	1,822
Capitalized debt issuance costs	—	(68)
Net cash provided by financing activities	16,336	56,037

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(372)	35
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,065	3,533
Cash and cash equivalents at beginning of period	13,802	10,269
Cash and cash equivalents at end of period	$16,867	13,802

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$4,752	$4,465
Income taxes, net of refunds	$42,018	$35,538